Exhibit 99.1

STRATA Skin Sciences Pre-Announces Second Quarter 2024 Financial Results

HORSHAM, Penn., July 11, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces preliminary total revenue in the range of $8.0 million - $8.4 million for the second quarter of 2024.  Consistent with the Company’s stated plans of realigning its devices and removing them from underperforming account, the domestic installed base of XTRAC® devices declined from 907 at the end of the first quarter of 2024 to 881 at the end of the second quarter of 2024.  The domestic installed base of TheraClear®X devices continued to grow, rising from 104 at the end of the first quarter of 2024 to 117 at the end of the second quarter of 2024.  Cash, cash equivalents, and restricted cash totaled $6.8 million at the end of the second quarter of 2024.

“We continue to take strategic steps to grow our business through efficient deployment of our devices to drive utilization and through an increase in our direct to consumer, or DTC, activities to drive patient awareness and visits to our partnered clinics.  Progress was made on these initiatives in the second quarter, and they remain a cornerstone of our strategic focus,” commented STRATA’s President and CEO Dr. Dolev Rafaeli.  “Further, there is reason to believe that there is increasing traction in the market, a cause for continued optimism.  Recently, our TheraClear®X device was mentioned in a California-based news broadcast that highlighted our previously announced study for acne treatment.  We are optimistic that, combined with our other DTC efforts, these types of media opportunities are generating wider awareness in the market of our dermatology solutions, potentially contributing to the increases in treatment procedures.”

The preliminary, unaudited results described in this press release are estimates and are subject to revision until the Company reports its full financial results for the quarter ended June 30, 2024, which is anticipated to be on August 14, 2024.

About STRATA Skin Sciences
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.
STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure (versus an equipment purchase), installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com